UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2008

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Two of our directors, Ronald J. Herman, Jr. and James J. Barnett, advised our board of directors at a board meeting on April 17, 2008 that they will not be standing for re-election as directors at our June 11, 2008 annual meeting of shareholders.

Mr. Barnett, who is chairman and chief executive officer of Turn Inc., is choosing not to stand for re-election because of the demands of his business and other time commitments. Mr. Barnett is one of the six directors elected by our common stockholders, and has been a director of our company and a member of the audit committee since 2004. Mr. Barnett will continue to serve as a director and as a member of the audit committee until the upcoming annual meeting. His planned departure from the board is not because of a material disagreement with the company on any matter relating to the company’s operations, policies or practices. The company has engaged SpencerStuart, a leading global executive search firm, to assist the board of directors in conducting a search for a new director to replace Mr. Barnett.

Mr. Herman, president and chief executive officer of GE Commercial Finance – Equity ("GECF"), also is choosing not to stand for re-election due to his other time commitments. Mr. Herman is one of the three directors elected by GECF as the sole holder of the company’s Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"), and has been a director since 2004. He currently serves as a member of the human resources and compensation committee. Mr. Herman will continue to serve on the board and on the human resources and compensation committee until the upcoming annual meeting. His planned departure from the board is not because of a material disagreement with the company on any matter relating to the company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

GECF has nominated Ms. Bonnie Hammer of NBC Universal to stand for election to the board of directors at the company’s June 11, 2008 shareholders meeting, filling the Preferred Stock director position left vacant by the June 2007 resignation of Mr. Jay Ireland, who at that time was an NBC Universal executive.

Ms. Bonnie Hammer was named president, Cable Entertainment and Cable Studios for NBC Universal in March 2008. In this role, Ms. Hammer added executive responsibility for NBCU Cable Studios and NBC Universal’s Emerging Networks to her existing duties as president, USA Network and SCI FI Channel. Her responsibilities include oversight of original scripted content for the NBCU’s cable group and external cable channels, as well as leadership of the Emerging Networks group, which includes Chiller, Sleuth and Universal HD. Under Hammer’s leadership, USA Network has achieved the #1 position in all of basic cable with a stable of top-rated, Emmy and Golden Globe-award winning original series and movies, sports and entertainment events, off-net television programs and blockbuster theatrical films. During her tenure as president, SCI FI has become a global brand, extending its reach to several markets worldwide and becoming a Top 10 network in the U.S. in ratings and an industry leader in original programming.

Joining the company in 1989, Ms. Hammer's previous titles include executive vice president, general manager of SCI FI Channel and senior vice president of SCI FI Programming & USA Original Productions. Prior to joining Universal Television, Ms. Hammer was an original programming executive at Lifetime Television Network, where she executive produced several award-winning documentaries for the network’s acclaimed Signature Series. Ms. Hammer holds a bachelor's degree in Communications and a master’s degree in Media and New Technology from Boston University.

GECF also has nominated Patrick O. Kocsi of GECF to stand for election to the board of directors at the company’s June 11, 2008 shareholders meeting to replace Mr. Herman. Mr. Kocsi is a Managing Director at GECF in Norwalk, CT. He joined General Electric in 1991 in the Financial Management Program in GE Plastics, working in Amsterdam, Bergen op Zoom, Paris, and in the U.S. In 1996, Mr. Kocsi joined GE Capital in business development, working on acquisitions in the US, Brazil, and Germany. In 1997, he moved to what is now known as GE Commercial Finance and began overseeing investments in media, industrial, transportation, as well as technology companies. Currently his primary focus is on GECF’s investments in media, communication & entertainment companies as well as security and sensing related technologies. Mr. Kocsi holds a Bachelors Degree in Finance from Boston University and a Masters Degree in International Relations from Tufts University. He is a board member or observer at SecureWorks, Summit Entertainment, Sierra Atlantic, Visionael, and Visionair, which are private companies in the GECF portfolio.

Our governance and nominating committee and our board of directors have reviewed the qualifications of Ms. Hammer and Mr. Kocsi and support their election to the board of directors in June 2008.

GECF, as the sole holder of our outstanding Preferred Stock, has the right to elect three members of our board of directors under the terms of the certificate of designation for the Preferred Stock and the 1999 shareholders agreement between our company and GECF. A summary of these documents and the other agreements and arrangements among our company, GECF and NBC Universal is contained in the definitive proxy statement on Form 14A filed by the company on June 1, 2007. Following the June 11, 2008 shareholders meeting, we anticipate that the three directors elected by the sole holder of the Preferred Stock will be Douglas Holloway, Bonnie Hammer and Patrick Kocsi.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

April 23, 2008	By:	/s/ Nathan E. Fagre

Name: Nathan E. Fagre
Title: SVP and General Counsel